(logo) WELLS

FARGO

Wells Fargo Bank, N.A.

600 S. 4th Street, 10th floor

Minneapolis, MN 55415-1526

Annual Statement of Compliance

On November 1, 2021, Wells Fargo Bank, N.A. and certain of its affiliates sold substantially all its Corporate Trust Services business to Computershare Trust Company, N.A. ("Computershare Trust Company"), Computershare Delaware Trust Company, and Computershare Limited. During the calendar year ending December 31, 2024, for most transactions listed on Schedule I hereto, Wells Fargo Bank, N.A. did not transfer its roles, and the duties, rights, and liabilities for such roles for such transactions to Computershare Trust Company or an affiliate and performed virtually all of its obligations through Computershare Trust Company as its agent. During the calendar year ending December 31, 2024, for the remaining transactions listed on Schedule I hereto, Wells Fargo Bank, N.A. transferred its roles, and the duties, rights and liabilities for such roles under the relevant transaction agreements to Computershare Trust Company (the "2024 Transferred Role(s) Transactions"). Prior to the date of transfer for the 2024 Transferred Role(s) Transactions, Wells Fargo Bank, N.A. remained in the related role and performed virtually all its obligations through Computershare Trust Company as its agent. On and after the date of transfer for the 2024 Transferred Role(s) Transactions, Computershare Trust Company assumed the roles under the related agreements for such transactions. For each transaction listed thereon, Schedule I hereto identifies the Reporting Period for which Wells Fargo Bank, N.A. remained in the related role (performing virtually all its obligations through Computershare Trust Company as its agent). Computershare Trust Company’s obligations as agent for Wells Fargo Bank, N.A. are set forth in a servicing agreement between the parties.

For each transaction and the applicable Servicing Agreement listed and described on Schedule I hereto, the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., in its applicable capacity(ies) as listed on Schedule I ("Wells Fargo"), hereby certifies either (i) as of and for the year ending December 31, 2024 (the "Full-Year Reporting Period") or (ii) as of and for the portion of the Full-Year Reporting Period as set forth under the "Reporting Period" column on Schedule I hereto, (the "Partial-Year Reporting Period", together with the Full-Year Reporting Period, the "Reporting Period"), in each case as applicable, as follows:

(a)      A review of Wells Fargo’s activities during the Reporting Period and of its performance under the applicable Servicing Agreement, including a review of the activities and performance of its agent Computershare Trust Company during the Reporting Period, has been made under such officer’s supervision; and

(b)     To the best of such officer’s knowledge, based on such review, Wells Fargo, either directly, or through its agent Computershare Trust Company, has fulfilled all its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period, except as noted in Schedule I.

February 25, 2025

/s/ Jane Labouliere

Jane Labouliere

Executive Director

/s/ Robin A. Phelan

Robin A. Phelan

Vice President

© 2025 Wells Fargo Bank, N.A. All rights reserved.

Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Wells Fargo Capacity(ies)	Reporting Period
Wells Fargo Commercial
Mortgage Securities, Inc.,
Commercial Mortgage Pass-	Pooling and
Through Certificates, Series	Servicing		Certificate	01/01/2024 -
2014-LC14	Agreement	02/01/2014	Administrator	12/31/2024

Material Instance(s) of Non-Compliance

List of exemptions for Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass- Through Certificates, Series 2014-LC14:

Computershare Trust Company, N.A. made a distribution on January 18, 2024 (the "January Distribution") to the certificateholders of Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass- Through Certificates, Series 2014-LC14. The January Distribution contained an underpayment of $426,241 to class G with a corresponding aggregate overpayment to class X-A, class X-B and class X-C. The payment error resulted from an administrative error by the Certificate Administrator in processing an interest adjustment in the servicer's report. The impact of the payment error was limited to the January Distribution.

On March 13, 2024, Computershare revised the January Distribution to correct the payment error, and on April 25, 2024, funds recovered from the overpaid classes of certificates were distributed to the underpaid class of certificates. In addition, on March 13, 2024, Computershare revised the distribution date statement for the distribution in February to reflect the updates to the January Distribution. In an effort to prevent similar payment errors, Computershare has incorporated enhanced control procedures related to processing interest adjustments.